Exhibit 99.1

Affirmative Insurance Announces 2007 First Quarter Results and Quarterly Cash Dividend of Two Cents Per Share

ADDISON, Texas, May 11, 2007 (PRIME NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a distributor and producer of non-standard personal automobile insurance, today announced financial results for the quarter ended March 31, 2007.

Key Financial Results for the Quarter Ended March 31, 2007

                                   Three months ended March 31,
                           --------------------------------------------
                                   2007         2006      % Change
                                 -------      -------      -------
                           (dollars in millions, except per share data)

 Gross premiums written          $ 143.2      $  88.7        61.3%
 Net premiums written            $ 102.1      $  87.1        17.3%
 Net premiums earned             $  82.8      $  73.0        13.3%
 Total revenues                  $ 109.9      $  92.2        19.2%
 Net income                      $   2.2      $   6.2       -64.0%
 Net income per common
  share - diluted                $  0.15      $  0.40       -62.5%

First Quarter Financial Results

In the first quarter of 2007, Affirmative's net income was $2.2 million or $0.15 per diluted share, as compared to the net income of $6.2 million or $0.40 income per diluted share for the same period in 2006. Weighted average diluted shares outstanding remained unchanged at 15.5 million shares.

On January 31, 2007, Affirmative completed the acquisition of USAgencies L.L.C. in a fully financed all cash transaction valued at approximately $199.2 million. USAgencies is a non-standard personal automobile insurance distributor and provider with retail sales locations in Louisiana, Illinois and Alabama. For accounting purposes, the transaction was effective as of January 1, 2007, so the company's reported results for the first quarter of 2007 include USAgencies' first quarter 2007 operating results as adjusted to reflect purchase accounting treatment.

Net premiums earned for the three months ended March 31, 2007 were $82.8 million, an increase of $9.8 million or 13.3% as compared to net premiums earned of $73.0 million for the three months ended March 31, 2006. The increase was primarily due to the inclusion of the operating results of USAgencies in the first quarter 2007 financial statements. In the first quarter of 2007, Affirmative's gross premiums written increased to $143.2 million or 61.3% as compared to the first quarter of 2006 and net premiums written increased 17.3% to $102.1 million.

The revenue from commission income and fees included in Affirmative's consolidated financial statements increased 33.6% to $23.4 million in the first quarter of 2007 from $17.5 million in the comparable period in 2006.

For the quarter ended March 31, 2007, Affirmative's loss and loss adjustment expense ratio was 70.0% as compared to 65.2% for the first quarter of 2006. The increase in the loss and loss adjustment expense ratio is primarily a result of the addition of USAgencies' book of business, which operates at a higher loss and loss adjustment expense ratio than Affirmative's other operations have experienced. Moreover, in the first quarter of 2007, Affirmative's insurance companies experienced a modest increase in the 2007 loss and loss adjustment expense ratio due to slightly negative premium trends resulting from selected rate and product changes during 2006.

For the quarter ended March 31, 2007, the company's expense ratio was 22.4% as compared to 22.1% in the prior year and the combined ratio (the sum of the loss and loss adjustment expense ratio and the expense ratio) for the first quarter of 2007 was 92.4% as compared to 87.4% for the comparable quarter in 2006.

                 Affirmative Insurance Holdings, Inc.
           Consolidated Statements of Operations - Unaudited
             (dollars in thousands, except per share data)

                                        Three months ended March 31,
                                      --------------------------------
                                        2007          2006    % Change
                                      ---------    ---------- --------
 Revenues
 Net premiums earned                  $  82,770    $   73,038    13.3%
 Commission income and fees              23,383        17,499    33.6%
 Net investment income                    3,961         2,060    92.3%
 Realized losses                           (169)         (367)  -54.0%
                                      ---------    ----------
   Total revenues                       109,945        92,230    19.2%
                                      ---------    ----------
 Expenses
 Losses and loss adjustment expenses     57,952        47,652    21.6%
 Selling, general and administrative
  expenses                               38,625        32,601    18.5%
 Depreciation and amortization            3,288         1,060   210.2%
 Interest expense                         6,632         1,085   511.2%
                                      ---------    ----------
   Total expenses                       106,497        82,398    29.2%
                                      ---------    ----------
   Income before income taxes,
    minority interest and equity
    interest in unconsolidated
    subsidiaries                          3,448         9,832   -64.9%
 Income tax expense                       1,202         3,520   -65.9%
 Minority interest, net of
  income taxes                               --            81      NM
                                      ---------    ----------
   Net income (loss)                  $   2,246    $    6,231   -64.0%
                                      ==========   ==========
   Net income (loss) per common
    share - Basic                     $    0.15    $     0.40   -62.5%
                                      ==========   ==========

   Net income (loss) per common
    share - Diluted                   $    0.15    $     0.40   -62.5%
                                      ==========   ==========

   Weighted average shares
    outstanding - Basic               15,358,050   15,432,557
   Weighted average shares
    outstanding - Diluted             15,467,045   15,463,132

 Operational Information
 Gross premiums written               $  143,153   $   88,749    61.3%
 Net premiums written                 $  102,112   $   87,058    17.3%
   Percentage retained                      71.3%        98.1%

 Loss Ratio                                 70.0%        65.2%
 Expense Ratio                              22.4%        22.1%
                                      ----------   ----------
   Combined Ratio                           92.4%        87.4%
                                      ==========   ==========

                 Affirmative Insurance Holdings, Inc.
                 Condensed Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)

                                             March 31,    December 31,
                                               2007          2006
                                            ----------    ----------
                                            (Unaudited)
 Assets
 Fixed maturities - available for sale      $  324,192    $  219,960
 Short-term investments                         18,512         1,810
                                            ----------    ----------
     Total invested assets                     342,704       221,770
 Cash and cash equivalents                      55,933        52,484
 Fiduciary and restricted cash                  25,214        35,582
 Premiums and fees receivable                   92,832        78,307
 Premium finance receivable                     44,237            --
 Commissions receivable                          2,373           909
 Receivable from reinsurers                    113,311        24,795
 Deferred acquisition costs                     30,039        23,865
 Deferred tax asset, net                        10,319         8,880
 Goodwill and other intangible assets, net     190,730        83,443
 Other assets                                   47,622        27,232
                                            ----------    ----------
            Total assets                    $  955,314    $  557,267
                                            ==========    ==========
 Liabilities and Stockholders' Equity
 Liabilities
     Reserves for losses and loss
      adjustment expenses                      239,579       162,569
     Unearned premium                          164,347        92,124
     Amounts due reinsurers                      4,899         5,089
     Deferred revenue                           17,495         7,877
     Senior secured credit facility            199,500            --
     Notes payable                              76,946        56,702
     Other liabilities                          43,849        26,513
                                            ----------    ----------
            Total liabilities                  746,615       350,874
                                            ----------    ----------
 Stockholders' equity
     Common stock                                  177           177
     Additional paid-in capital                161,101       160,862
     Treasury stock, at cost                   (32,880)      (32,880)
     Accumulated other comprehensive
      income (loss)                               (320)         (448)
     Retained earnings                          80,621        78,682
                                            ----------    ----------
            Total stockholders' equity         208,699       206,393
                                            ----------    ----------
            Total liabilities and
              stockholders' equity          $  955,314    $  557,267
                                            ==========    ==========

 Debt as % of capitalization                      57.0%         21.6%
 Actual shares outstanding                  15,361,848    15,354,575
 Book value per share                       $    13.59    $    13.44

Declaration of Dividend

Affirmative's board of directors declared a quarterly cash dividend on its common stock of two cents ($0.02) per share, payable on June 29, 2007, to shareholders of record at the close of business on June 15, 2007.

Forward-Looking Statements Disclosure

Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as future results of Affirmative's business, financial condition, liquidity, results of operations, plans, and objectives. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors that, among others, could cause Affirmative's actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of Affirmative's common stock; changes in the company's business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; and availability of qualified personnel.

About Affirmative Insurance Holdings, Inc.

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies for individual consumers in targeted geographic markets. The company currently offers products and services in 13 states, including Louisiana, Texas, Illinois, California and Florida.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3443

CONTACT:  Affirmative Insurance Holdings, Inc.
          Mark Pape, Chief Financial Officer
          (972) 728-6481